EXHIBIT 99.2

AUGUST 02, 2012 / 02:00PM GMT, STFC - Q2 2012 State Auto Financial Earnings Conference Call

CORPORATE PARTICIPANTS

Steve English State Auto Financial Corporation - Vice President, CFO

Bob Restrepo State Auto Financial Corporation - President, CEO

Scott Jones State Auto Financial Corporation - Chief Investment Officer

CONFERENCE CALL PARTICIPANTS

Steven Lavie Prospector Partners - Analyst

Larry Greenberg Janney Capital Markets - Analyst

Bret Sheriff Analyst

PRESENTATION

Operator

Welcome and thank you for standing by. At this time, participants are in a listen-only mode until the question-and-answer portion. (Operator Instructions). Today’s conference is being recording. If you have any objections, you may disconnect at this time.

And now, I would now like to introduce your host for today’s conference, State Auto Financial Corporation’s Chief Financial Officer, Steve English. Sir, you may begin.

Steve English - State Auto Financial Corporation - Vice President, CFO

Thank you, Christy and good morning, everyone, and welcome to our second-quarter 2012 earnings conference call. Today, I’m joined by our Chairman, President and CEO, Bob Restrepo; Chief Investment Officer, Scott Jones and our Chief Actuarial Officer, Matt Mrozek. Today’s call will include prepared remarks by our CEO, Bob Restrepo and me, after which, we will open the lines for questions.

Please note our comments today may include forward-looking statements, which by their nature, involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release as well as in our annual and quarterly filings with the Securities and Exchange Commission to which I refer you.

A financial packet containing reconciliations of certain non-GAAP measures, along with supplemental financial information was distributed to registered participants prior to this call and made available to all interested parties on our website, www.stateauto.com under the Investors section as an attachment to the press release.

Now, I’ll turn the call over to STFC’s President, Chairman and CEO, Bob Restrepo.

Bob Restrepo - State Auto Financial Corporation - President, CEO

Thank you, Steve. Good morning, everyone. Second-quarter results were similar to our first quarter but with improved non-catastrophe results and higher catastrophe losses. Our combined ration 110.4% was a significant improvement over last year but still produced a modest loss of $2.7 million or $0.07 a share.

State Auto Financial Corporation’s book value at the end of the second quarter was $17.82 a share, which is a decrease of $0.13 from our restated book value at year end. The current book value includes a reduction of $2.60 a share for the deferred tax assets valuation allowance which we established at the end of the second quarter last year.

The second quarter is traditionally difficult for State Auto because of spring storms, 2012 was no exception. For accounting for the homeowner’s quota share treaty, our catastrophe loss ratio for the quarter would have been 21.4%, which is pretty close to our 5-year average for the second quarter. This year though, the homeowner quota share treaty reduced our net catastrophe loss ratio to 13.2%, a significant improvement.

AUGUST 02, 2012 / 02:00PM GMT, STFC - Q2 2012 State Auto Financial Earnings Conference Call

We saw 13 catastrophes in the quarter, but two of these accounted for over 80% of our catastrophe losses. Catastrophe number 74 hit St. Louis, Louisville, and the State of Tennessee in April. Late in June, catastrophe number 83, otherwise characterized as a “derecho,” also produced significant losses for us in Ohio, West Virginia and metro Washington, DC.

Neither of these catastrophes triggered a recovery from our catastrophe reinsurance treaty, but our result did benefit from the homeowner’s quota share treaty that we placed last year.

For the entire enterprise, the treaty worked as expected. The second quarter results and catastrophes included a more normal mix of homeowner losses. The benefit in the second quarter was more significant than what we experienced in the first quarter this year. The first quarter featured a larger mix of commercial property and automobile losses due to hail.

This quarter, the treaty reduced our underwriting loss by a $24.4 million and improved our combined ration by 6.8 points with a reduction to the loss ratio of 7.2 points and an increase in our expense ratio of 0.4 points. Year to date, the treaty reduced our underwriting losses by $31.6 million, improving our combined ratio by 3.9 points with a 4.5 point improvement to the loss ratio and a 0.6 increase in our expense ratio.

While disappointed with the quarterly loss, we’re encouraged by improvements in our ex-catastrophe loss ration results in all three segments, personal insurance, business insurance and specialty insurance. We also reported an improvement in our expense ratio despite the impact associated with our homeowner’s quota share treaty. Improved commercial lines production and our continuing effort to manage expenses, reduced our expense ratio in the quarter to 32.3%.

Before turning the call back to Steve, I’ll comment on our ex-catastrophe loss ratio results and production performance in each of the three segments. In personal lines, our personal auto results improved sequentially and relative to last year, resulting from better non-catastrophe, non-weather experience largely driven by lower prior accident year large losses.

As I mentioned last quarter, we’re beginning to see the benefit of liability claim actions we’ve taken over the last two years. We continue to experience increases in bodily injury severity in personal auto, but we’re managing these trends effectively with new casualty claim processes. Excluding catastrophes, our personal auto loss cost trends compared favorably to industry state results.

In addition to improved claim performance, our personal auto line will benefit from increased prices and greater rate sophistication. Our mid single-digit price increases exceed current loss cost trends. Additionally, we’re introducing our third generation of custom-fit auto, a multi-variant predict-a-model pricing tools. Our third generation introduces 40% more price points than our previous models. Price increases and improved claim performance will continue to improve underwriting margins at our largest and historically most profitable line.

Personal auto premium production is performing better than we expected. Retention and new business are holding up despite our homeowners actions. Prospectively, we expect retention will erode as the impact of agency terminations begins to run off business in our most unprofitable homeowner states. This includes some of our largest states such as Ohio, Kentucky, Indiana and Tennessee.

During the first six months, the total impact of agency terminations on our retention is approximately 1.5 points. The impact may be more significant in the second half of the year.

Our homeowners’ loss ratios improved on both the catastrophe and ex-catastrophe basis relative to last year because of significantly lower catastrophe and non-catastrophe weather-related losses. Our non-cat, non-weather results improved as we earn out significant ongoing price increases and benefit from implementing higher deductibles. The combination of significant price increases, higher deductibles and property claim improvements will continue to pay off and improve ex-catastrophe homeowner underwriting performance.

Homeowner prices are up substantially through the six months. We’re booking overall rate increases of 15% with higher rate increases in our most unprofitable states. We then increased our inflation guard factor by 3.3% and our insurance-to-value program is yielding an additional 3.5 points of price. All in, we’re getting over 20 percentage points — 20% price increases and these prices are sticking.

Like auto, homeowners production is flat on a direct basis with price increases offsetting the plan policy loss we’re experiencing in most of our unprofitable states.

We’re pleased with progress in our business insurance segment and are optimistic about continued improvements in profit and production. Loss ratios improved relative to last year on both the cat and ex-cat basis. The weather was much calmer than last year, large losses were flat, and we saw much better results in our middle market business. Only multi-peril property didn’t perform well due to large losses and an above-average frequency in severity of fire losses.

AUGUST 02, 2012 / 02:00PM GMT, STFC - Q2 2012 State Auto Financial Earnings Conference Call

Commercial auto results improved sequentially due to lower catastrophes and fewer large losses. Bodily injury loss trends are elevated but are largely offset by better performance in the physical damage area. Similar to personal auto, pure premium trends are increasing for bodily injury. We’re now getting price increases after several years of flat pricing.

And in the quarter, price per exposure is up 1.2% and our monthly run rate continues to accelerate. We expect this line to benefit disproportionately as a result of maturing casualty claim handling processes. And speaking to production, commercial auto retention is steady. Policy count is up over 2% and our average new business premium has increased. We saw a good growth in commercial auto and look forward to continuing solid performance in a traditionally strong line for State Auto.

Commercial multi-peril production increased, driven by strong new business in our BOPChoice program. Price per exposure is up 2.4% for the quarter and we continue to get a very positive response from our agency plants to this new product. Commercial property results improved significantly because of better weather, both catastrophe and non-catastrophe. In addition, large loss activity in this line was unusually low in the quarter.

Liability results remain good because of underwriting discipline and the claim processes I discussed earlier. Liability production is strong, driven by larger new business premiums, price increases of 3.3% and most importantly, increases in the premium basis. Liability auto premiums increased substantially in the second quarter relative to the same quarter last year.

Before turning to the specialty segment, I’d like to say more about our significantly improved claim performance. We’ve reduced the use of third-party appraisers and handle more liability files with staff counsel. We have a very competitive cost structure, high levels of service and better managed payouts. Our reengineered and reinvigorated claim performance will continue to pay dividends well into the future with improve loss and expense ratio performance.

Specialty results show strong performance from our Rockhill affiliate and solid workers’ compensation results. We had some modest deterioration in RED in the quarter. As the market firms and standard underwriting appetite shrinks, we’re seeing more submissions to Rockhill. Our hit ratio remains the same but we’re getting price increases across the board except for certain liability lines which remained competitive. Overall, our ENF segment has continued to generate significant growth and profitability and is exceeding our expectations.

In workers’ compensation, production is up significantly primarily in our RTW affiliates. Prices have increased in the double digit range particularly on larger accounts. We’ll also get more price in accounts under $25,000. Loss ratios show excellent results coming from our RTW affiliates, good results in our legacy State Auto business and improved results for our middle market accounts.

We have re-underwritten the middle market book and are getting substantial price increases on business we want to keep. We expect this line will continue to improve for the rest of the year partly because of healthy price increases and partly due to strong claims management.

In claims, RTW’s highly effective return-to-work program and our process for determining compensability at the frontend of the workers’ compensation claim process are yielding big benefits and improved results. This process reduces both our indemnity payout and the costs associated with workers’ compensation claim adjudication.

And with that, I’ll turn you over to Steve before we open up for your questions.

Steve English - State Auto Financial Corporation - Vice President, CFO

Thank you, Bob. My comments today will touch upon investments, taxes and our recent reinsurance renewals. We continue to maintain a high quality liquid investment portfolio with over 98% of our fixed maturities rated A or better with diversification among issuers, types of bonds and states of issue for our tax-exempt portfolio.

Our equity portfolio remains diversified across large cap, small cap and international securities. This past quarter we saw value for fixed maturity security rise as rates fell and of course, equity security valuations fell over the quarter. The duration of the fixed income portfolio as of June 30, 2012 was 3.9.

Net investment income for the quarter at $20.5 million compares to $25.2 million a year ago and $17.5 million for the first quarter of 2012. A year-over-year comparison reflect several factors including lower overall levels of invested assets as a result of the reinsurance pooling change and homeowner quota share treaty. In addition, new money yields remain at historic lows and last year’s second quarter was particularly strong for TIPS.

TIPS of course, reflect changes in the CPI index and we recorded $1.7 million less in the second quarter this year compared to last year. On a sequential basis however, TIPS income for the second quarter of 2012 was $2.9 million higher than the first quarter driving the increase we reported.

AUGUST 02, 2012 / 02:00PM GMT, STFC - Q2 2012 State Auto Financial Earnings Conference Call

During the second quarter of 2011, we established a valuation allowance against our net deferred tax assets. This year, income taxes for the second quarter and year-to-date have been offset by the valuation allowance and we have not provided for intra-period income taxes. We continue to believe we will not fall into the exception under ASC 740 and have determined that a zero effective tax rate is appropriate. Of course, we will reevaluate this each reporting period throughout 2012.

To finish my comments this morning, as is our custom, I would like to give you a brief update on our recent reinsurance renewal. Effective July 1, 2012, we restructured and renewed our property per risk in casualty reinsurance programs. We moved up to June 1, the renewal date of our property catastrophe treaty. In general this year, we took the opportunity to combine and reduce the number of treaties we have as well as adding additional reinsurance protection through increased limits and better terms and conditions.

For property cat, we now have one tower with $245 million of limit with a 5% co-participation in excess of our traditional $55 million retention that covers all of our property business both standard lines and specialties. For further protection, we put in place separate coverage for Rockhill property exposures, which provides $40 million of limit, in excess of $15 million of retention. These limits compared to previous limits of $160 million excess of $55 million for property risk written by State Auto companies and $77.5 million excess of $7.5 million for Rockhill.

The program is designed to provide coverage approximately equal to the combined all perils, 100-year PML. The homeowner quota share treaty and a separate Rockhill surplus share treaty provide additional cap protection. We also combined our property per risk treaties in a similar manner, buying one tower, providing $17 million of limits, in excess of $3 million with an annual aggregate deductible of $2 million, which is consistent with our expiring coverage. Just as in the property cat, we put in place on the Rockhill exposures a $2 million limit in excess of $1 million retention.

On the casualty side, we combined standard lines and workers’ compensation exposures into a combined casualty structure. In addition, we purchased on top of that, expanded casualty clash coverage and workers’ compensation catastrophe coverage up to $30 million. This allowed us to eliminate a separate umbrella quota share treaty that was in place.

Rockhill’s casualty exposures remained covered in a separate treaty with coverage up to $11 million and a 13% co-participation. For standard lines risk, our retention remains $2 million. For workers’ compensation and Rockhill, the retentions remain at $1 million.

From a pricing and ceded premium, recent catastrophe experience and adding additional limits will cause an increase of ceded property reinsurance premium. This is offset by the creation of a combined casualty treaty, the elimination of a separate umbrella treaty and casualty reinsurance rates. All in, our ceded reinsurance premiums will not materially increase as a percentage of gross written premium.

And with that, we would like to open the line for any questions that you may have.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question-and-answer session. (Operator Instructions) One moment please for our first question.

Our first question, I believe is from [Steven Lavie] from Prospector Partners. Your line is open. We’re unable to hear you. Please check your mute option.

Steven Lavie - Prospector Partners - Analyst

Good morning.

Bob Restrepo - State Auto Financial Corporation - President, CEO

Good morning.

Steven Lavie - Prospector Partners - Analyst

Sorry about that. Do you see the current environment as conducive to acquiring mutual companies? And if so, what are the factors contributing to that favorable backdrop and if not, what’s prohibiting deals from happening?

Bob Restrepo - State Auto Financial Corporation - President, CEO

Two things. Number one, we’re not actively looking for opportunities over the next year or so. We’re focused on implementing our strategy and improving our underwriting performance. Two, this isn’t a bad time to be looking at mutual company opportunities. There have been several affiliations that have occurred over the last 6 to 12 months. Companies are under — particularly, companies in the Midwest and the Southeast have had the same difficulties we have with weather-related and catastrophe-related property losses, which has eroded their surplus, put pressure on their financial strength ratings and in some cases have produced partnering.

And so, my guess is, assuming the weather is going to continue to be what it has been over the past couple of years that build the opportunities going forward, particularly in the Midwest and the Southeast for mutual company affiliations. Even if we were actively involved in the market and we track it, and we wouldn’t be looking for opportunities in the Midwest anyway and that’s where we see probably the biggest opportunities for mutual company affiliations. So we’ve got an ample amount of business in the Midwest.

Steven Lavie - Prospector Partners - Analyst

Thanks. My second question has to do with the investment portfolio. You’ve extended the durations since the end of last year. Can you just share the thought process behind deciding to pick up yield versus lowering the duration to mitigate ultimate potential capital loss?

Steve English - State Auto Financial Corporation - Vice President, CFO

Sure. While the duration has been extended, it’s only been extended modestly. We typically have been trying to work the duration down to keep that below 4, which in all honesty, is slightly in excess of our liability duration but not materially. What we have found though is going out and looking for more yield really isn’t worth extending the duration significantly.

Part of the reason our duration number bounces a bit is because of the call dates and the payment terms of some of our municipal securities. And as interest rates move, it can cause our duration calculation to move accordingly.

I don’t know. Scott, if you have anything you’d like to add as chief investment officer.

Scott Jones - State Auto Financial Corporation - Chief Investment Officer

No. That pretty much sums it up.

AUGUST 02, 2012 / 02:00PM GMT, STFC - Q2 2012 State Auto Financial Earnings Conference Call

Steven Lavie - Prospector Partners - Analyst

So you wouldn’t foresee your duration changing much from where it sits today.

Steve English - State Auto Financial Corporation - Vice President, CFO

No. Like I said, we’re trying to keep it within the range that we’ve been at in the last year or so. If you go back three years or prior, you would have seen a significantly higher duration from our portfolio and that was primarily a function of the fact that we had much higher levels of the longer dated municipal securities.

Steven Lavie - Prospector Partners - Analyst

Okay. Thanks for the answers.

Operator

Our next question is from Larry Greenberg. Your line is now open.

Larry Greenberg - Janney Capital Markets - Analyst

Thank you. Good morning. Look Bob, I think in the past, you had talked about getting the non-cat loss ratio for homeowners to the low 40s. Is that still the goal today or with the weather we’ve seen, do you have to have it even lower than that. Can you just talk about those issues?

Bob Restrepo - State Auto Financial Corporation - President, CEO

Yes, Larry. Our short-term goal is to get in the low to mid 40s. Our longer-term goal is to get it lower than that. It needs to be in the high 30s given the kind of investment climate that we’re all operating in. It needs to be much better than that.

Larry Greenberg - Janney Capital Markets - Analyst

And how far off do you think that kind of target is?

Bob Restrepo - State Auto Financial Corporation - President, CEO

We’re pricing now and we’ll continue to price to achieve an ex-cat result better than the low to mid-40s. As that earns out, I think over the next two years, that’s what we’re targeting.

Larry Greenberg - Janney Capital Markets - Analyst

In your answer to the last question, you talked about a presumption that weather is going to continue. When you look out given that factor and others, what is your goal for a return for State Auto shareholders and what kind of timeframe should they be thinking in right now?

Bob Restrepo - State Auto Financial Corporation - President, CEO

Our goal has always been to have a double digit return on equity and that goal hasn’t changed. The biggest single — not the only, but the biggest single obstacle we’ve encountered over the past couple of years in achieving that goal has been property insurance, specifically homeowners. And a big part of our strategy going back a couple of years was to diversify through acquisitions and affiliations. But we haven’t been able to diversify fast enough, so what we’re in the process of doing now is shrinking, shrinking our property business in the areas that are most cat-exposed to accelerate the diversification effort and that’s playing out as we speak.

AUGUST 02, 2012 / 02:00PM GMT, STFC - Q2 2012 State Auto Financial Earnings Conference Call

We’ve taken, in addition to the pricing and underwriting, and deductible and claim actions we’ve taken over the past three years, we have also taken over the past couple of years, agency actions in areas that we felt we had too much property business relative to our overall portfolio. We’ve accelerated those actions over the last 18 months.

Some states, it takes two years for an agency termination to take effect and then of course, it takes another year for that business to run off. So I think we’re going to be in a much more diversified position from a property standpoint going into next year.

Larry Greenberg - Janney Capital Markets - Analyst

So what would be a reasonable timeframe for expecting a double digit ROE, recognizing that weather could have a big impact either way.

Bob Restrepo - State Auto Financial Corporation - President, CEO

I think within the next two years.

Larry Greenberg - Janney Capital Markets - Analyst

Thank you.

Operator

Our next question comes from [Bret Sheriff]. Your line is now open.

Bret Sheriff Analyst

I was wondering if you could drill in to the expense ratio decline a little bit further with some of the components of the improvement there.

Steve English - State Auto Financial Corporation - Vice President, CFO

Sure, and actually, there’s really nothing all that significant to report. Part of that is the fact that we’ve just been managing our headcount better, being very aware of staff levels and some of the corporate initiatives that we’ve been embarking on that we’ve talked about on prior calls. And then with some of the premium growth, and you spread that out over a greater premium base, we’re getting some benefit. To a lesser extent, within the RED business, as that business runs away, it had a very high expense ratio. So we’re getting some benefit there as well.

Bret Sheriff Analyst

Okay. So you think this, say, our run rate going forward given those —

Steve English - State Auto Financial Corporation - Vice President, CFO

I would say, as far as the run rate goes, I don’t like to look at one quarter as a trend, so I would say somewhere in the 33 range on a GAAP basis, plus or minus, is not an unreasonable expectation from a run rate perspective.

Bret Sheriff Analyst

Okay, great. And then just one numbers question. I don’t know if you had the statutory surplus of the mutual available.

AUGUST 02, 2012 / 02:00PM GMT, STFC - Q2 2012 State Auto Financial Earnings Conference Call

Steve English - State Auto Financial Corporation - Vice President, CFO

Of the mutual?

Bret Sheriff Analyst

Yes.

Steve English - State Auto Financial Corporation - Vice President, CFO

I looked up the stats surplus of my public companies; I didn’t look up the mutual.

Bret Sheriff Analyst

I’ll take both if you have —

Steve English - State Auto Financial Corporation - Vice President, CFO

I’m sorry. I apologize. The stat surplus on the public company subsidiaries is $600 million. If you would like the mutual, you’ll have to contact Larry. Sorry, I don’t know that number.

Bret Sheriff Analyst

All right. Thanks, guys.

Operator

There are no further questions at this time.

Steve English - State Auto Financial Corporation - Vice President, CFO

Okay. Well, thank you, Christy. And we want to thank all of you for participating in our conference call and for your continued interest in and support of State Auto Financial Corporation. We look forward to speaking with you again on our third quarter earnings call, which is currently scheduled for November 6, 2012.

Thank you and have a great day.

Operator

Thank you for participating on today’s conference. Our conference has concluded. You may disconnect at this time.

AUGUST 02, 2012 / 02:00PM GMT, STFC - Q2 2012 State Auto Financial Earnings Conference Call

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2012 Thomson Reuters. All Rights Reserved.